Exhibit 99.1

Aqua Metals Announces Proposed Public Offering of Common Stock

ALAMEDA, California – November 15, 2016 – Aqua Metals (NASDAQ: AQMS), which is commercializing a non-polluting electrochemical lead recycling technology called AquaRefining™, today announced that it is offering to sell shares of its common stock in an underwritten public offering. The company expects to price the offering on or about Wednesday, November 16, 2016.

Aqua Metals intends to use the net proceeds from the offering to accelerate its AquaRefining™ product development and licensing efforts inclusive of pre-sales and post-sales support staff and infrastructure, enhance processes to further improve operating margins, regulatory activities, working capital and other general corporate purposes.

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NASDAQ: NHLD), is acting as the sole book-running manager of the offering. The Liquid Venture Partners group at National Securities is responsible for sourcing and executing the offering.

The shares described above are being offered by Aqua Metals pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”).  A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from National Securities Corporation, Attn: Kim Addarich, Managing Director, 410 Park Avenue, 14th Floor, New York, NY 10022, email: kaddarich@nhldcorp.com, telephone: (212)-417-8164.

About Aqua Metals

Aqua Metals (NASDAQ: AQMS) is based in Alameda, California and built its first recycling facility in Nevada’s Tahoe-Reno Industrial Center.

Safe Harbor

This press release contains forward-looking statements regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in the section “Risk Factors” included in the Quarterly Report on Form 10-Q filed with the SEC on November 7, 2016. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Media Relations:

Antenna

Brigit Carlson

201-465-8031

brigit@antennagroup.com

www.antennagroup.com

Investor Relations:

MZ North America

Greg Falesnik

949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us